HF Financial Corp. Earns $0.29 per Share in First Fiscal Quarter
First Quarter Reflects Improved Core Operations, Lending Growth and Strong Capital Ratios
Declares Regular Quarterly Dividend of $0.1125 per Share

SIOUX FALLS, SD, October 29, 2012 -- HF Financial Corp. (Nasdaq: HFFC) today reported its earnings increased 44% to $2.1 million, or $0.29 per diluted share for the first fiscal quarter ended September 30, 2012, compared to $1.4 million, or $0.21 per diluted share for the prior year's first fiscal quarter. Loan loss recoveries, production and gains on the sale of mortgage loans and a reduction in expenses helped to drive results for the quarter.
HF Financial's capital ratios continue to increase with tangible common equity to tangible assets at 8.23% at September 30, 2012 versus 7.78% the previous quarter and 7.62% one year earlier. Capital ratios continued to remain well above minimum regulatory requirements. The tangible book value per share was $13.40 at September 30, 2012.
“Our core operations continue to improve,” said Stephen Bianchi, President and Chief Executive Officer. “Noninterest expenses are nearly $1.0 million lower than one year ago reflecting our continued efforts to contain expenses. Additionally, we are beginning to see moderate improvement in lending opportunities. Residential mortgage loan originations have increased considerably over the past year with the majority of these loans sold into the secondary market. Commercial real estate lending opportunities have increased, while strong underwriting standards remain in place. Agricultural loans still represent over 21.8% of the loan portfolio despite seasonal loan repayments at the end of this year's farming cycle.”
Fiscal First Quarter Financial Highlights (at or for the period ended September 30, 2012, compared to June 30, 2012, and September 30, 2011.)

•	Earnings for the fiscal first quarter were $0.29 per diluted share versus $0.26 per diluted share in the preceding quarter and $0.21 per share in the first fiscal quarter a year ago.

•
The provision for loan loss was a net benefit of $300,000 for the first fiscal quarter versus a benefit of $1.1 million the preceding quarter and a provision of $522,000 one year earlier. Loan recoveries exceeded charge-offs during the past two quarters, helping to support a sound allowance for loan losses relative to total loans.

•	The allowance for loan losses was 1.55% of gross loans at September 30, 2012, the same level as the previous quarter, and up from 1.35% a year ago.

•
Nonperforming assets (“NPAs”) improved further, decreasing to $16.7 million, or 1.45% of total assets from $17.8 million, or 1.49%, of total assets at the end of the preceding quarter. Of the $15.6 million of nonperforming loans included in NPAs, $13.2 million of these loans were current on their scheduled payments. This is the fifth consecutive quarter in which nonperforming assets have trended down.

•	The net interest margin, expressed on a fully taxable equivalent basis (“NIM, TE”), was 2.72% versus 2.99% for the preceding quarter.

•
Strong mortgage lending activity led to gain on sale of loans of $1.0 million and securities gains added $1.8 million for the quarter, while nonrecurring charges to noninterest income included $1.5 million related to the termination of hedging activity on deposit balances. Provision for impairment of mortgage servicing rights totaled $263,000 for the quarter.

•	Capital levels at September 30, 2012 continued to remain well above the regulatory “well-capitalized” minimum levels of 10.00%, 6.00% and 5.00%, respectively:

•	Total risk-based capital to risk weighted assets was 16.32% versus 15.87% at June 30, 2012.

•	Tier 1 capital to risk-weighted assets was 15.07% versus 14.62% at June 30, 2012.

•	Tier 1 capital to total adjusted assets was 10.05% versus 9.66% at June 30, 2012.

•	The most recent dividend of $0.1125 per share represents the eighteenth consecutive quarter at this level and provides a 3.60% current yield at recent market prices.

•	Tangible book value per share increased to $13.40 per share, compared to $12.96 per share at September 30, 2011.
Balance Sheet and Asset Quality Review
Total assets at September 30, 2012, declined slightly from the preceding quarter to $1.15 billion from $1.19 billion due primarily to security sales, which accompanied the reduction of funding from deposits and the repayment of Federal Home Loan Bank advances. Meanwhile, total loans increased to $695.6 million from $683.7 million during the most recent quarter, with the largest gain in commercial real estate loans. Commercial real estate lending activity remains solid in local markets and accounted for 42.5% of the loan portfolio. Agricultural loans are the next largest business sector in the loan portfolio, accounting for 21.8% of the loan portfolio, followed by consumer loans at 15.1%, commercial business loans at 11.8% and residential loans at 8.8%.
“Mortgage originations driven by refinance and purchase activity remain strong in our markets and we recorded a large level of gains on the sale of mortgage loans, while we retained servicing and added lower coupon mortgages to our servicing portfolio,” added Bianchi.
Total deposits were $861.6 million at September 30, 2012, versus $893.9 million at June 30, 2012. Deposit balances decreased in the first quarter from the preceding quarter, due primarily to a $45.0 million decline in seasonal public fund deposits. Excluding public funds, deposits increased $12.7 million from the preceding quarter. FHLB advances are being repaid as they mature and are not being rolled into new term advances.
Nonperforming assets decreased to $16.7 million at September 30, 2012, from $17.8 million the preceding quarter and $31.4 million a year ago. Total NPAs were 1.45% of total assets at the end of the quarter, compared to 2.64% one year earlier. “For the second consecutive quarter, we recognized more net recoveries relative to charge-offs. We remain diligent in recovering the value of our assets while prudently keeping adequate reserves on our loan portfolio,” said Bianchi.
The allowance for loan and lease losses at September 30, 2012, totaled $10.8 million, representing 1.55% of total loans outstanding. Relative to the previous quarter, reserves increased $243,000 while the ratio of reserves to total loans remained the same. Charge-offs in the quarter totaled $403,000 while recoveries totaled $946,000.
Tangible common shareholders' equity increased to 8.23% of tangible assets at September 30, 2012 compared to 7.78% at June 30, 2012. Tangible book value per common share was $13.40 at September 30, 2012.

Capital ratios continued to remain strong and the Bank remained well-capitalized with Tier 1 capital to risk-weighted assets of 15.07% at September 30, 2012, while its Tier 1 capital to adjusted total assets was 10.05%. These regulatory ratios were much higher than the required minimum levels of 6.00% and 5.00%, respectively.
Review of Operations
For the quarter ended September 30, 2012, HF Financial's earnings reflect net loan loss recoveries and resulting provision benefit of $300,000, gains on the sale of loans of $1.0 million and security gains of $1.8 million, partially offsetting the $1.5 million cost of terminating its deposit hedging activities. “With the Federal Reserve indicating they intend to hold rates steady into 2015, we decided to terminate our deposit hedging activity. The termination should help us improve our net interest margin by approximately eight basis points through lower overall deposit costs,” said Brent Olthoff, Chief Financial Officer and Treasurer.
Net interest income totaled $7.3 million for the first fiscal quarter 2013 compared to $8.1 million for the previous fiscal quarter, and $9.1 million in the year ago quarter. The net interest margin on a fully taxable equivalent basis was 2.72% for the first quarter compared to 2.99% the previous quarter.
Fee income and gains on the sale of loans and securities contributed to a stronger level of noninterest income. Deposit fees totaled $2.1 million for the quarter ended September 30, 2012 versus $1.5 million the previous quarter and $1.6 million one year earlier. Deposit fees for the first fiscal quarter included approximately $600,000 of nonrecurring vendor incentive related to debit cards. Gains on the sale of loans totaled $1.0 million for the first fiscal quarter compared to $780,000 the preceding quarter. Security gains totaled $1.8 million for the quarter ended September 30, 2012 compared to $616,000 during the preceding quarter. Nonrecurring charges to other noninterest income included $1.5 million related to the termination of hedging activity on deposit balances for the quarter ended September 30, 2012. Total noninterest income was $4.1 million for the quarter ended September 30, 2012 compared to $3.1 million the previous quarter and $3.4 million one year earlier.
Noninterest expenses decreased to $8.8 million in the first fiscal quarter from $9.6 million in the preceding quarter, reflecting the streamlining of the branch footprint completed in the prior fiscal year. In the fiscal first quarter a year ago, noninterest expenses totaled $9.8 million. Total compensation and employee benefit expenses totaled $4.9 million for the quarter ended September 30, 2012, which is similar to the preceding quarter. One year earlier, the first quarter's compensation and employee benefit expenses totaled $5.7 million. Professional fees for the first fiscal quarter included approximately $165,000 of nonrecurring consulting expense related to debit card incentive income. Occupancy and equipment totaled $1.1 million for the first quarter of fiscal 2013, which is $55,000 less than the same quarter of a year ago due to the consolidation of 6 branches to other nearby branches during the past 3 quarters. Generally, total noninterest expenses reflect lower compensation, occupancy and professional fees relative to the same time period one year ago.
These financial results are preliminary until the Form 10-Q is filed in November 2012.
Quarterly Dividend Declared
The board of directors declared a regular quarterly cash dividend of $0.1125 per common share for the first fiscal quarter 2013. The dividend is payable November 16, 2012 to stockholders of record November 9, 2012.
Use of Non-GAAP Financial Measures
This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). “Net Interest Margin, TE” is a non-GAAP financial measure. Information regarding the usefulness of Net Interest Margin, TE appears in the notes to the attached financial statements. The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company's core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

Reconciliation of the non-GAAP measures to the most comparable GAAP measures are set forth in the notes to the attached financial statements.
About HF Financial Corp.
HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc. As the largest publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 28 offices in 19 communities, throughout Eastern South Dakota and one location in Marshall, Minnesota. The Company operates a branch in the Twin Cities market as Infinia Bank, a Division of Home Federal Bank of South Dakota. Internet banking is also available at www.homefederal.com and www.infiniabank.com.
This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance. In addition, the Company's management may make forward-looking statements orally to the media, securities analysts, investors or others. These forward-looking statements might include one or more of the following:

•	Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, adequacy of loan loss reserves, tax benefit or other financial items.

•	Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•	Forecasts of future economic performance.

•	Use and descriptions of assumptions and estimates underlying or relating to such matters.
Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts. They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.
Forward-looking statements about the Company's expected financial results and other plans are subject to certain risks, uncertainties and assumptions. These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term environments); deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company's loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company's self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and the other risks detailed from time to time in the Company's SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending June 30, 2012, and its subsequent quarterly reports on Form 10-Q.
Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.
CONTACT: HF Financial Corp.
Stephen Bianchi, President and Chief Executive Officer (605) 333-7556

HF Financial Corp.
Selected Consolidated Operating Highlight
(Dollars in Thousands, except share data)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2012	2012	2011
Interest, dividend and loan fee income:
Loans and leases receivable	$9,006	$9,770	$11,566
Investment securities and interest-earning deposits	1,237	1,337	1,303
	10,243	11,107	12,869
Interest expense:
Deposits	1,406	1,536	2,157
Advances from Federal Home Loan Bank and other borrowings	1,489	1,511	1,614
	2,895	3,047	3,771
Net interest income	7,348	8,060	9,098
Provision for losses on loans and leases	(300)	(1,136)	522
Net interest income after provision for losses on loans and leases	7,648	9,196	8,576
Noninterest income:
Fees on deposits	2,096	1,487	1,629
Loan servicing income, net	(40)	(270)	471
Gain on sale of loans	1,022	780	376
Earnings on cash value of life insurance	205	171	171
Trust income	194	176	166
Commission and insurance income	194	273	152
Gain on sale of securities, net	1,822	616	301
Loss on disposal of closed-branch fixed assets	—	(228)	—
Other	(1,367)	86	99
	4,126	3,091	3,365
Noninterest expense:
Compensation and employee benefits	4,931	4,946	5,718
Occupancy and equipment	1,069	1,643	1,124
FDIC insurance	210	252	272
Check and data processing expense	817	759	715
Professional fees	643	734	836
Marketing and community investment	368	368	394
Foreclosed real estate and other properties, net	103	(76)	43
Other	680	961	687
	8,821	9,587	9,789
Income before income taxes	2,953	2,700	2,152
Income tax expense	876	903	711
Net income	$2,077	$1,797	$1,441

Basic earnings per common share:	$0.29	$0.26	$0.21
Diluted earnings per common share:	$0.29	$0.26	$0.21
Basic weighted average shares:	7,051,169	7,041,870	6,974,066
Diluted weighted average shares:	7,052,994	7,042,460	6,974,066
Outstanding shares (end of period):	7,056,283	7,042,296	6,974,323
Number of full-service offices	28	28	34

HF Financial Corp.
Consolidated Statements of Financial Condition
(Dollars in Thousands, except share data)

	September 30, 2012	June 30, 2012
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$57,519	$50,334
Securities available for sale	315,094	373,246
Correspondent bank stock	7,354	7,843
Loans held for sale	17,936	16,207

Loans and leases receivable	695,563	683,704
Allowance for loan and lease losses	(10,809)	(10,566)
Loans and leases receivable, net	684,754	673,138

Accrued interest receivable	5,733	5,431
Office properties and equipment, net of accumulated depreciation	14,699	14,760
Foreclosed real estate and other properties	1,055	1,627
Cash value of life insurance	19,451	19,276
Servicing rights, net	11,574	11,932
Goodwill, net	4,366	4,366
Other assets	13,891	14,431
Total assets	$1,153,426	$1,192,591
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$861,558	$893,859
Advances from Federal Home Loan Bank and other borrowings	131,411	142,394
Subordinated debentures payable to trusts	27,837	27,837
Advances by borrowers for taxes and insurance	18,624	12,708
Accrued expenses and other liabilities	15,044	18,977
Total liabilities	1,054,474	1,095,775
Stockholders' equity
Preferred stock, $.01 par value, 500,000 shares authorized, none outstanding	—	—
Series A Junior Participating Preferred Stock, $1.00 stated value, 50,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 10,000,000 shares authorized, 9,139,738 and 9,125,751 shares issued at September 30, 2012 and June 30, 2012, respectively	91	91
Additional paid-in capital	45,843	45,673
Retained earnings, substantially restricted	84,854	83,571
Accumulated other comprehensive (loss), net of related deferred tax effect	(939)	(1,622)
Less cost of treasury stock, 2,083,455 and 2,083,455 shares at September 30, 2012 and June 30, 2012, respectively	(30,897)	(30,897)
Total stockholders' equity	98,952	96,816
Total liabilities and stockholders' equity	$1,153,426	$1,192,591

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Allowance for Loan and Lease Loss Activity	Three Months Ended
	9/30/2012	6/30/2012	9/30/2012
Balance, beginning	$10,566	$10,540	$14,315
Provision charged to income	(300)	(1,136)	522
Charge-offs	(403)	(1,040)	(3,888)
Recoveries	946	2,202	82
Balance, ending	$10,809	$10,566	$11,031

Asset Quality	9/30/2012	6/30/2012	9/30/2011
Nonaccruing loans and leases	$14,914	$16,075	$26,225
Accruing loans and leases delinquent more than 90 days	717	107	3,833
Foreclosed assets	1,055	1,627	1,326
Total nonperforming assets	$16,686	$17,809	$31,384

General allowance for loan and lease losses	$8,667	$8,447	$7,355
Specific impaired loan valuation allowance	2,142	2,119	3,676
Total allowance for loans and lease losses	$10,809	$10,566	$11,031

Ratio of nonperforming assets to total assets at end of period (1)	1.45%	1.49%	2.64%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	2.25%	2.37%	3.68%
Ratio of net charge-offs to average loans and leases for the year-to-date period (3)	(0.31)%	0.71%	1.82%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	1.55%	1.55%	1.35%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	69.15%	65.29%	36.70%
_____________________________________________
(1) Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.
(2) Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.
(3) Percentages for the three months ended September 30, 2012 and September 30, 2011 have been annualized.

Troubled Debt Restructuring Summary	9/30/2012	6/30/2012	9/30/2011
Nonaccruing troubled debt restructurings-non-compliant (1)(2)	$95	$117	$4,778
Nonaccruing troubled debt restructurings-compliant (1)(2)	11,134	11,213	12,128
Accruing troubled debt restructurings (3)	1,195	1,213	3,734
Total troubled debt restucturings	$12,424	$12,543	$20,640
______________________________________________
(1) Non-compliant and compliant refer to the terms of the restructuring agreement.
(2) balances are included in nonaccruing loans as part of nonperforming loans.
(3) None of the loans included are 90 days past due and are not included in the nonperforming loans.

HF Financial Corp.
Selected Capital Composition Highlights
(Unaudited)

	9/30/2012	6/30/2012	9/30/2011
Common stockholder's equity before OCI (1) to consolidated assets	8.69%	8.29%	8.15%
OCI components to consolidated assets:
Net changes in unrealized gain on securities available for sale	0.21	0.22	0.16
Net unrealized losses on defined benefit plan	(0.12)	(0.11)	(0.05)
Net unrealized losses on derivatives and hedging activities	(0.17)	(0.25)	(0.27)
Goodwill to consolidated assets	(0.38)	(0.37)	(0.37)
Tangible common equity to tangible assets	8.23%	7.78%	7.62%

Tangible book value per common share (2)	$13.40	$13.13	$12.96

Tier I capital (to adjusted total assets) (3)	10.05%	9.66%	9.63%
Tier I capital (to risk weighted assets) (3)	15.07	14.62	12.57
Total risk-based capital (to risk-weighted assets) (3)	16.32	15.87	13.79
______________________________________________
(1) Accumulated other comprehensive income (loss).
(2) Common equity reduced by goodwill and divided by number of shares of outstanding common stock.
(3) Capital ratios for Home Federal Bank.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Loan and Lease Portfolio composition
	September 30, 2012		June 30, 2012
	Amount	Percent	Amount	Percent
Residential:
One-to four-family	$56,947	8.2%	52,626	7.7%
Construction	3,944	0.6	2,808	0.4
Commercial:
Commercial business (1)	79,491	11.4	79,069	11.6
Equipment finance leases	2,841	0.4	3,297	0.5
Commercial real estate:
Commercial real estate	235,315	33.8	225,341	33.0
Multi-family real estate	47,233	6.8	47,121	6.9
Construction	13,389	1.9	12,172	1.8
Agricultural:
Agricultural real estate	64,183	9.2	70,796	10.4
Agricultural business	87,435	12.6	84,314	12.3
Consumer:
Consumer direct	21,521	3.1	21,345	3.1
Consumer home equity	79,994	11.5	81,545	11.9
Consumer overdraft & reserve	3,133	0.5	3,038	0.4
Consumer indirect	137	—	232	—
Total (2)	$695,563	100.0%	$683,704	100.0%
_________________________________________________
(1) Includes $2,142 and $2,262 tax exempt leases at September 30, 2012 and June 30, 2012, respectively.
(2) Exclusive of undisbursed portion of loans in process and net of deferred loan fees and discounts.

Deposit Composition
	September 30, 2012		June 30, 2012
	Amount	Percent	Amount	Percent
Noninterest bearing checking accounts	$125,198	14.5%	146,963	16.4%
Interest bearing checking accounts	140,583	16.3	138,075	15.5
Money market accounts	214,152	24.9	210,298	23.5
Savings accounts	104,741	12.2	121,092	13.6
In-market certificates of deposit	264,683	30.7	265,009	29.6
Out-of-market certificates of deposit	12,201	1.4	12,422	1.4
Total deposits	$861,558	100.0%	$893,859	100.0%

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Three Months Ended
	September 30, 2012		June 30, 2012
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$703,470	5.08%	$711,252	5.52%
Investment securities(2)(3)	379,698	1.29	386,228	1.39
Total interest-earning assets	1,083,168	3.75%	1,097,480	4.07%
Noninterest-earning assets	83,133		87,482
Total assets	$1,166,301		$1,184,962
Interest-bearing liabilities:
Deposits:
Checking and money market	$336,643	0.47%	$346,690	0.54%
Savings	112,365	0.26	128,062	0.30
Certificates of deposit	278,278	1.33	282,069	1.39
Total interest-bearing deposits	727,286	0.77	756,821	0.82
FHLB advances and other borrowings	147,241	2.86	144,380	3.02
Subordinated debentures payable to trusts	27,837	6.10	27,837	6.16
Total interest-bearing liabilities	902,364	1.27	929,038	1.32
Noninterest-bearing deposits	131,901		124,607
Other liabilities	34,163		34,491
Total liabilities	1,068,428		1,088,136
Equity	97,873		96,826
Total liabilities and equity	$1,166,301		$1,184,962
Net interest spread(4)		2.48%		2.75%
Net interest margin(4)(5)		2.69%		2.95%
Net interest margin, TE(6)		2.72%		2.99%
Return on average assets(7)		0.71%		0.61%
Return on average equity(8)		8.42%		7.46%
_____________________________________

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Percentages for the three months ended September 30, 2012 and June 30, 2012 have been annualized.

(5)	Net interest income divided by average interest-earning assets.

(6)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)	Ratio of net income to average total assets.

(8)	Ratio of net income to average equity.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Three Months Ended
	September 30, 2012		September 30, 2011
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$703,470	5.08%	$832,298	5.53%
Investment securities(2)(3)	379,698	1.29	297,724	1.74
Total interest-earning assets	1,083,168	3.75%	1,130,022	4.53%
Noninterest-earning assets	83,133		69,100
Total assets	$1,166,301		$1,199,122
Interest-bearing liabilities:
Deposits:
Checking and money market	$336,643	0.47%	$311,203	0.68%
Savings	112,365	0.26	113,693	0.28
Certificates of deposit	278,278	1.33	350,521	1.75
Total interest-bearing deposits	727,286	0.77	775,417	1.11
FHLB advances and other borrowings	147,241	2.86	148,936	3.10
Subordinated debentures payable to trusts	27,837	6.10	27,837	6.50
Total interest-bearing liabilities	902,364	1.27	952,190	1.58
Noninterest-bearing deposits	131,901		119,758
Other liabilities	34,163		32,834
Total liabilities	1,068,428		1,104,782
Equity	97,873		94,340
Total liabilities and equity	$1,166,301		$1,199,122
Net interest spread(4)		2.48%		2.95%
Net interest margin(4)(5)		2.69%		3.20%
Net interest margin, TE(6)		2.72%		3.24%
Return on average assets(7)		0.71%		0.48%
Return on average equity(8)		8.42%		6.08%
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(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Percentages for the three months ended September 30, 2012 and September 30, 2011 have been annualized.

(5)	Net interest income divided by average interest-earning assets.

(6)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)	Ratio of net income to average total assets.

(8)	Ratio of net income to average equity.

HF Financial Corp.
Age Analysis of Past Due Loans and Leases Receivables
(Dollars in Thousands)
(Unaudited)

September 30, 2012	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$36	$—	$195	$231	$56,716	$164	$31	$195
Construction	—	—	—	—	3,944	—	—	—
Commercial:
Commercial business	35	8	1,262	1,305	78,186	553	1,383	1,936
Equipment finance leases	41	—	—	41	2,800	—	—	—
Commercial real estate:
Commercial real estate	115	—	246	361	234,954	—	1,065	1,065
Multi-family real estate	—	—	32	32	47,201	—	32	32
Construction	—	—	—	—	13,389	—	—	—
Agricultural:
Agricultural real estate	94	—	45	139	64,044	—	10,745	10,745
Agricultural business	16	—	31	47	87,388	—	1,102	1,102
Consumer:
Consumer direct	46	14	—	60	21,461	—	13	13
Consumer home equity	475	24	375	874	79,120	—	539	539
Consumer OD & reserve	6	—	—	6	3,127	—	—	—
Consumer indirect	2	—	4	6	131	—	4	4
Total	$866	$46	$2,190	$3,102	$692,461	$717	$14,914	$15,631

June 30, 2012	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$293	$57	$138	$488	$52,138	$107	$31	$138
Construction	—	—	—	—	2,808	—	—	—
Commercial:
Commercial business	576	2,214	817	3,607	75,462	—	1,813	1,813
Equipment finance leases	—	60	17	77	3,220	—	17	17
Commercial real estate:
Commercial real estate	1,077	117	426	1,620	223,721	—	1,254	1,254
Multi-family real estate	—	—	32	32	47,089	—	32	32
Construction	—	—	—	—	12,172	—	—	—
Agricultural:
Agricultural real estate	906	—	500	1,406	69,390	—	11,185	11,185
Agricultural business	981	—	79	1,060	83,254	—	1,169	1,169
Consumer:
Consumer direct	40	—	3	43	21,302	—	3	3
Consumer home equity	185	155	412	752	80,793	—	569	569
Consumer OD & reserve	2	—	—	2	3,036	—	—	—
Consumer indirect	10	—	2	12	220	—	2	2
Total	$4,070	$2,603	$2,426	$9,099	$674,605	$107	$16,075	$16,182
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(1)	Loans accruing and delinquent greater than 90 days have government guarantees or acceptable loan-to-value ratios.

HF Financial Corp.
Non-GAAP Disclosure Reconciliation
Net Interest Margin to Net Interest Margin-Tax Equivalent Yield
(Dollars in Thousands)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2012	2012	2011
Net interest income	$7,348	$8,060	$9,098
Taxable equivalent adjustment	85	93	105
Adjusted net interest income	7,433	8,153	9,203
Average interest-earning assets	1,083,168	1,097,480	1,130,022
Net interest margin, TE	2.72%	2.99%	3.24%